Exhibit No. Ex-99.h.8


                              FEE WAIVER AGREEMENT

                       NATIONWIDE VARIABLE INSURANCE TRUST

         FEE WAIVER AGREEMENT, effective as of May 1, 2007, by and between NATIONWIDE FUND MANAGEMENT LLC (the "Service Provider") and NATIONWIDE VARIABLE INSURANCE TRUST, a Delaware statutory trust (the "Trust"), on behalf of each of the funds listed on Exhibit A hereto (each, a "Fund").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open end management company of the series type, and each Fund is a separate series of the Trust; and

         WHEREAS, the Trust and the Service Provider have entered into a Master-Feeder Services Agreement (hereinafter, the "Services Agreement"), pursuant to which the Service Provider renders "Master-Feeder Services" (as these services are identified in the Services Agreement) to each Fund for compensation based on the value of the average daily net assets of that Fund; and

         WHEREAS, the Trust and the Service Provider have determined that it is appropriate and in the best interests of each Fund and the Fund's shareholders to maintain the expenses of the Fund at a level below the level to which that Fund would otherwise be subject.

         NOW, THEREFORE, the parties hereto agree as follows:

1. FEE WAIVER AMOUNT:

         1.1 The "Fee Waiver Amount" (as this amount is identified in the Services Agreement) shall be 0.15% of the fees charged under the Services Agreement. The parties hereby agree that this waiver amount shall not be increased until at least May 1, 2008.

2. TERM AND TERMINATION OF AGREEMENT:

         2.1 This Agreement initially shall continue until May 1, 2008, for any Fund covered by the Agreement and from year-to-year thereafter; PROVIDED, that said continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as that term is defined in Section 2(a)19) of the 1940 Act, and
(ii) have no direct or indirect financial interest in the operation of this Agreement (hereinafter, the "Independent Trustees").

3. MISCELLANEOUS:

         3.1 CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         3.2 INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust's Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which the Trust or Fund is subject or by which the Trust or Fund is bound, or to relieve or deprive the Trust's Board of Trustees of the Board's responsibility for and control of the conduct of the affairs of the Trust or the Fund.

         3.3 DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including, but not limited to, the Master-Feeder Services fee provided for in the Services Agreement, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Services Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to said Services Agreement or the 1940 Act.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                          NATIONWIDE VARIABLE INSURANCE TRUST

                                          By:
                                             ----------------------------------
                                          Name:
                                              ---------------------------------
                                          Title:
                                                -------------------------------

                                          NATIONWIDE FUND MANAGEMENT LLC

                                          By:
                                             ----------------------------------
                                          Name:
                                              ---------------------------------
                                          Title:


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

                                    EXHIBIT A

                     TO THE EXPENSE WAIVER AGREEMENT BETWEEN
                      NATIONWIDE VARIABLE INSURANCE TRUST
                                      AND
                         NATIONWIDE FUND MANAGEMENT LLC

                                   May 1, 2007

                     NAME OF FUND                        EXPENSE WAIVERS *
                     ------------                        ---------------
         American Funds NVIT Growth Fund                      0.15%
         American Funds NVIT Global Growth Fund               0.15%
         American Funds NVIT Asset Allocation Fund            0.15%
         American Funds NVIT Bond Fund                        0.15%
         American Funds NVIT Growth-Income Fund               0.15%





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*    Effective until at least May 1, 2008. These expense waivers of the fees charged under the Master-Feeder Services Agreement between Nationwide Variable Insurance Trust and Nationwide Fund Management LLC may be revised to decrease the waivers after the expiration of the agreed-upon term of this Fee Waiver Agreement, if said revision is mutually agreed upon by the parties. These expense waivers also may be revised to increase the waivers at any time if mutually-agreed upon by the parties.